Exhibit 107

Calculation of Filing Fee Tables

Form F-1

VCI GLOBAL LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

						Proposed Maximum
	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered (1)(2)		Offering Price Per Share and/or Pre-funded Warrant	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Share, no par value per share	457(o)	—	(4)	—	$10,000,000	0.0001476	$1,476.00
Fees to Be Paid	Equity	Warrants	457(g)	—		—	—	—	—
Fees to Be Paid	Equity	Ordinary Share, no par value per share, underlying the Warrants	457(o)	—	(4)	—	$10,000,000	0.0001476	$1,476.00
Fees to Be Paid	Equity	Pre-funded Warrants(3)(4)	457(g)	—		—	—	—	—
Fees to Be Paid	Equity	Ordinary Share, no par value per share, underlying the Pre-funded Warrants(3)	457(o)	—		—	—	—	—
Fees to Be Paid	Equity	Placement Agent Warrants to purchase Ordinary Shares(4)	457(g)	—		—	—	—	—
Fees to Be Paid	Equity	Shares of Ordinary Shares underlying Placement Agent Warrants to purchase Ordinary Shares(5)	457(o)	—		—	$1,000,000	0.0001476	$147.60
		Total Offering Amounts					$21,000,000	0.0001476	$3,099.60
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$3,099.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, no par value per share, registered hereby also include an indeterminate number of additional common shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	The registrant may issue pre-funded warrants to purchase ordinary shares in the offering. The purchase price of each pre-funded warrant will equal the price per ordinary share and warrant at which ordinary shares and warrants are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per ordinary share and warrant (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the ordinary shares and warrant will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the ordinary shares and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $10,000,000.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the placement agent’s warrants is $1,000,000, which is equal to 8.0% of the maximum aggregate offering price of the ordinary shares to be sold in the offering at an exercise price equal to 125% of the combined public offering price per ordinary share and warrant.